Exhibit 99.4

Intellectual Property Security Agreement

This Intellectual Property Security Agreement ("IP Security Agreement"), dated as of November 28, 2016, is made by and among ASPEN PARK PHARMACEUTICALS, INC., a Delaware corporation (the "Grantor") in favor of BMO Harris Bank N.A., a national banking association with its mailing address at 111 West Monroe Street, Chicago, Illinois 60603 (the "Secured Party").

WHEREAS, the Grantor and other Borrower, as borrowers, and Secured Party, as lender, have entered into that certain Credit Agreement dated as of December 29, 2015, as amended by that certain First Amendment and Waiver to Credit Agreement and Security Agreement dated as of January 4, 2016, that certain Consent and Amendment to Credit Agreement dated as of March 31, 2016, and that certain Third Amendment to Credit Agreement dated as of the date hereof by and between Borrowers and Secured Party (collectively, the "Credit Agreement").

WHEREAS, as a condition to the financial accommodations extended to Grantor by the Secured Party under the Credit Agreement, Grantor has executed and delivered to the Secured Party that certain General Security Agreement bearing even date herewith made by and among the Grantor and the Secured Party (the "Security Agreement").

WHEREAS, under the terms of the Security Agreement, the Grantor has granted to the Secured Party a security interest in, among other property, certain intellectual property of the Grantor, and have agreed to execute and deliver this IP Security Agreement, for recording with international, national, federal and state government authorities, including, but not limited to, the United States Patent and Trademark Office and the United States Copyright Office.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor agrees with the Secured Party as follows:

1. Grant of Security. Grantor hereby pledges and grants to the Secured Party a security interest in and to all of the right, title and interest of Grantor in, to and under the following (the "IP Collateral"):

(a) the patents and patent applications set forth in Schedule 1 hereto and all reissues, divisions, continuations, continuations-in-part, renewals, extensions and reexaminations thereof and amendments thereto (the "Patents");

(b) the trademark registrations and applications set forth in Schedule 2 hereto, together with the goodwill connected with the use thereof and symbolized thereby and all extensions and renewals thereof (the "Trademarks"), excluding only United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant, attachment or enforcement of a security interest therein would, under applicable federal law, impair the registrability of such applications or the validity or enforceability of registrations issuing from such applications;

(c) all rights of any kind whatsoever of Grantor accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions and otherwise throughout the world;

(d) any and all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and

(e) any and all claims and causes of action with respect to any of the foregoing, whether occurring before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive and other legal and equitable relief for past, present and future infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

2. Recordation. Grantor authorizes the Commissioner for Patents, the Commissioner for Trademarks and the Register of Copyrights and any other government officials to record and register this IP Security Agreement upon request by the Secured Party.

3. Loan Documents. This IP Security Agreement has been entered into pursuant to and in conjunction with the Security Agreement, which is hereby incorporated by reference. The provisions of the Security Agreement shall supersede and control over any conflicting or inconsistent provision herein. The rights and remedies of the Secured Party with respect to the IP Collateral are as provided by the Credit Agreement, the Security Agreement and related documents, and nothing in this IP Security Agreement shall be deemed to limit such rights and remedies.

4. Execution in Counterparts. This IP Security Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this IP Security Agreement by facsimile or in electronic (i.e., "pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this IP Security Agreement.

5. Successors and Assigns. This IP Security Agreement will be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6. Governing Law. This IP Security Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this IP Security Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the United States and the State of Illinois, without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Grantor has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized in Chicago, Illinois as of the date first above written.

ASPEN PARK PHARMACEUTICALS, INC.

GRANTOR: ASPEN PARK PHARMACEUTICALS, INC.

By:/s/  Mitchell S. Steiner, M.D.

Name: Mitchell S. Steiner, M.D.

Title:  President and Chief Executive Officer

Address for Notices:

Aspen Park Pharmaceuticals, Inc.

4400 Biscayne Blvd.

Suite 888

Miami, FL 33137

Attn: Daniel Haines, Chief Financial Officer and Chief Operating Officer

Phone: 312-595-9123

Facsimile: 312-595-9122

Email:DHaines@veruhealthcare.com

AGREED TO AND ACCEPTED:

BMO HARRIS BANK N.A.,

as Secured Party

By:/s/  Jaime Freeman

Name: Jaime Freeman

Title:  Vice President

Address for Notices:

BMO Harris Bank N.A.

111 West Monroe Street, 5W

Chicago, Illinois  60603

Attn:  Jaime Freeman

Phone: 312-461-5147

Facsimile:  312-461-1507

Email:  Jaime.Freeman@bmo.com